EXHIBIT 99.1

(Translation)

November 20, 2015

Company name:	Acucela Inc.
Representative:	Ryo Kubota, Chairman, President and CEO
Code No.:	4589, TSE Mothers
Person to contact:	Tomomi Sukagawa, Director Japan Office, Acucela Inc. TEL: 81-3-5789-5872
Attorney in fact:	Ken Takahashi, Attorney at law Baker & McKenzie (Gaikokuho Joint Enterprise) TEL: 81-3-6271-9900

Additional Information to the Full Year 2015 Q3 KT disclosure

As of November 19, 2015, Acucela Inc. (the “Company”) does not expect a revision to the disclosed Full Year Revised 2015 Forecast, which was announced August 5, 2015.

Revenue from collaborations in the Full Year 2015 Forecast announced March 26, 2015 was mainly based on an assumption of cost reimbursement by Otsuka Pharmaceutical Co. Ltd. (“Otsuka Pharmaceutical”) associated with the Phase 2b/3 clinical trial for our product candidate, Emixustat hydrochloride (“Emixustat”). Research and development costs associated with the collaborative clinical program includes clinical trial site costs (e.g. costs primarily associated with doctor–patient visits), clinical manufacturing costs, costs incurred for consultants and other outside services such as materials and supplies used in support of the clinical program and employee related expenses of departments supporting the clinical program.

The Full Year Revised 2015 Forecast was announced on August 5, 2015. The revenue from collaboration, which is equivalent to the cost associated with the Phase 2b/3 clinical trial was revised due to changes in the assumption of cost reimbursement by Otsuka Pharmaceutical associated with the Phase 2b/3 clinical trial as mentioned above. Note that there has been no single factor relating to the Phase 2b/3 clinical trial that has materially impacted the forecast nor has there been any change to the collaboration agreement with Otsuka Pharmaceutical. The revision was due to conservative cost assumptions that were made at the time of the initial forecast, and can be attributed mainly due to larger than expected cost assumption related to the clinical trial site costs (i.e. assumptions related to the number of patients completing the trial) and costs incurred for consultants and other outside services of which is variable to the level of clinical activity. The decrease in our profit level was mainly due to an increase in expenses associated with the May 1, 2015 Special Shareholders’ Meeting and increase in allocation of Company personnel to internal research. At March 2015, the Company was unable to forecast the extent of the cost associated with the May 1 Special Shareholders’ Meeting (e.g. including, but not only, former CEO severance costs, legal costs and employee retention costs). The new management team which joined after May 1, 2015 emphasized the need to increase the Company’s pipeline which led to an increased allocation of Company personnel to internal research.

The Full Year Revised 2015 Forecast for Q4 decreased in comparison to the actual full year 2014 Q4 revenue from collaborations and profit levels. The Company revised downwards its estimated revenue and expenses for the on-going Phase 2b/3 trial for our product candidate, Emixustat. Emixustat is moving into the final phase of the study resulting in a smaller number of patients undergoing clinical trials (i.e. 75% of enrolled patients have completed dosing in the Phase 2b/3 trial as of October 2015). Additional expenses associated with the May 1, 2015 Special Shareholders’ Meeting and increased allocation of Company personnel to internal research were layered into the Full Year Revised 2015 Forecast.

The Company’s announced Strategic Plan focuses on leveraging our internal research and development efforts and our expertise in Visual Cycle Modulation to expand our ophthalmic product pipeline. Our current relationship with Otsuka Pharmaceutical remains unchanged including our on-going collaboration to develop Emixustat. The Phase 2b/3 trial for Emixustat is on schedule and the Company plans to announce its top line data results in mid-2016.

The Company will make its best effort to analyze the assumptions and provide an accurate forecast　including and assumptions going forward.

Note: Actual results may differ materially and adversely from those expressed in any forecasts. Factors that could cause the Company’s actual results to differ materially include, but are not limited to, the risk that our collaboration partner terminates the co-development of any of our product candidates, that our product candidates will not demonstrate the expected benefits and will not achieve regulatory approval or be successfully commercialized, the risk of delays in our expected clinical trials, the risk that new developments in the intensely competitive ophthalmic pharmaceutical market require changes in our clinical trial plans or limit the potential benefits of our product candidates, our dependence on and our ability to retain and motivate our key management and scientific staff, including Ryo Kubota, M.D., Ph.D., and other risks and uncertainties inherent in the process of discovering and developing therapeutics that demonstrate safety and efficacy. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events. For a detailed discussion of these and other risk factors, please refer to the Company’s filings with the Securities and Exchange Commission ("SEC"), which are available on the Company’s investor relations website (http://ir.acucela.com/) and on the SEC’s website (http://www.sec.gov).

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